FOR IMMEDIATE RELEASE
CONTACT:
Ann Parker
Director of Corporate Communications
LodgeNet Entertainment Corporation
605-988-1000
communications@lodgenet.com

LODGENET AMENDS CREDIT FACILITY
Coverage Ratios Modified to Increase Financial Flexibility

        SIOUX FALLS SD, August 19, 2002—LodgeNet Entertainment Corporation (NASDAQ: LNET), announced today that it has received unanimous consent from its lenders to amend its existing senior bank credit facility. The amendment modifies the covenants for leverage and interest coverage by generally deferring scheduled step-downs in covenant terms that were to become effective as of December 31, 2002. The Company has been in full compliance with all of its covenants since obtaining the credit facility in August 2001.

        "We could have operated under the conditions of the original covenants, but decided to approach our banks for modifications that will give us greater flexibility," said Scott C. Petersen, president and CEO. "Our results over the last several quarters have continued to demonstrate the fundamental strength of our business model and the quality of our operations. Despite approved changes in the leverage covenants, we will continue to exercise prudence as we evaluate growth opportunities, especially in these uncertain economic times."

        "We consider this a significant vote of confidence from our lenders," said Senior Vice President and Chief Financial Officer Gary H. Ritondaro. "The successful completion of this amendment provides LodgeNet with increased financial flexibility and the resources to continue to execute on our business plan. In its amended state, this facility provides LodgeNet with more than sufficient credit availability until we reach a net positive free cash flow position anticipated by the end of 2003."

        The company will file an 8-K with the SEC reflecting the company's amendment of the terms of its credit facility.

About LodgeNet

        LodgeNet Entertainment Corporation (www.lodgenet.com) is the leading provider in the delivery of television-based broadband, interactive services to the lodging industry, serving more hotels and guest rooms than any other provider throughout the United States and Canada, as well as select international markets. These services include on-demand digital movies, digital music and music videos, Nintendo® video games, high-speed Internet access and other interactive television services designed to serve the needs of the lodging industry and the traveling public. As one of the largest companies in the industry, LodgeNet provides service to 930,000 rooms (including more than 850,000 interactive guest pay rooms) in more than 5,600 hotel properties worldwide. More than 260 million travelers have access to LodgeNet systems on an annual basis. LodgeNet is listed on NASDAQ and trades under the symbol LNET.

        NOTE: This press release contains "forward-looking statements" within the meaning of federal securities law, including statements concerning business strategies and their intended results, and similar statements concerning anticipated future events and expectations that are not historical facts. The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions; supply and demand changes for hotel rooms; competitive conditions in the lodging industry; relationships with clients and property owners; potential effects of litigation; the impact of government regulations; and the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.

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